Exhibit 99.1

IMCO RECYCLING PRICES $125 MILLION SENIOR UNSECURED NOTES OFFERING

Irving, Texas – October 29, 2004 – IMCO Recycling Inc. (NYSE: IMR) today announced the pricing of a private institutional offering of $125 million aggregate principal amount of Senior Notes due 2014, to be issued by a wholly-owned subsidiary, IMCO Recycling Escrow Inc. The sale of the senior notes is expected to close on November 4, 2004.

Gross proceeds of the offering will initially be deposited in an escrow account pending the completion of IMCO’s proposed merger with Commonwealth Industries, Inc., and, upon release of the funds from the escrow account, will be applied, along with borrowings under a proposed amended and restated senior secured revolving credit facility, to refinance certain indebtedness of IMCO and Commonwealth. After the merger is completed, the senior notes will be assumed by IMCO and guaranteed by IMCO’s wholly-owned U.S. subsidiaries, Commonwealth, and Commonwealth’s subsidiaries, and the proceeds will be released from escrow.

It is expected that the senior notes will be purchased by the initial purchasers at an issue price of 100%, bear interest at the rate of 9.0% per annum and mature on November 15, 2014. Interest will be payable on May 15 and November 15 of each year, with the first interest payment being payable on May 15, 2005. Some or all of the senior notes may be redeemed at any time after November 15, 2009. In addition, up to 35 percent of the senior notes may be redeemed using the proceeds of certain equity offerings completed before November 15, 2007.

The senior notes are only being sold in the U.S. in a Rule 144A private offering to qualified institutional investors and in a Regulation S offering to certain non-U.S. persons in transactions outside the United States. This news release does not constitute an offer to sell or the solicitation of an offer to buy the senior notes. Any offers of the senior notes will be made only by means of a confidential offering memorandum. The senior notes will not be registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

Forward-looking statements made in this news release concerning IMCO’s senior notes offering, its proposed merger with Commonwealth Industries, Inc. and its proposed amended and restated senior secured revolving credit facility are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described therein. These risks and uncertainties would include, without limitation, the satisfaction of the conditions to the closing of the senior notes offering, completion of the merger and the closing of the proposed amended and restated senior secured revolving credit facility, IMCO’s ability to secure terms beneficial to it, and the timing of any such closing.

IMCO Recycling Inc. is one of the world’s largest recyclers of aluminum and zinc. The company has 20 U.S. production plants and five international facilities located in Brazil, Germany, Mexico and Wales. IMCO Recycling’s headquarters office is in Irving, Texas.